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                                                                Exhibit 10.1

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                           REVOLVING CREDIT AGREEMENT
                           --------------------------


                            DATED as of July 10, 1996


                                     between


                                HADCO CORPORATION


                                       and


                        THE FIRST NATIONAL BANK OF BOSTON


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                                TABLE OF CONTENTS
                                -----------------

1.  DEFINITIONS: ......................................................... 1
2.  REVOLVING CREDIT FACILITY ............................................ 7
         2.1.  Commitment to Lend ........................................ 7
         2.2.  Requests for Loans ........................................ 7
         2.3.  Conversion Options ........................................ 9
                  2.3.1.  Conversion to Different Loan Type .............. 9
                  2.3.2.  Continuation of Loan Type ...................... 9
         2.4.  Interest .................................................. 9
         2.5.  Repayments and Prepayments ................................10
3.  CHANGES IN CIRCUMSTANCES, ETC ........................................12
         3.1.  Inability to Determine LIBOR Rate .........................12
         3.2.  Illegality ................................................12
         3.3.  Change in Circumstances ...................................13
         3.4.  Certificate ...............................................13
         3.5.  Indemnity .................................................13
4.  FEES AND PAYMENTS ....................................................14
5.  REPRESENTATIONS AND WARRANTIES .......................................14
6.  CONDITIONS PRECEDENT .................................................16
7.  COVENANTS ............................................................16
         7.1.  Affirmative Covenants .....................................16
         7.2.  Negative Covenants ........................................18
         7.3.  Financial Covenants .......................................19
8.  EVENTS OF DEFAULT; ACCELERATION ......................................19
9.  SETOFF ...............................................................21
10.  MISCELLANEOUS .......................................................21


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                           REVOLVING CREDIT AGREEMENT
                           --------------------------

     This REVOLVING CREDIT AGREEMENT (this "Agreement") is made as of July 10, 1996, by and between HADCO CORPORATION (the "Borrower"), a Massachusetts corporation having its principal place of business at 12A Manor Parkway, Salem, New Hampshire 03709, and THE FIRST NATIONAL BANK OF BOSTON (the "Bank"), a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110.


                                 1. DEFINITIONS:
                                   -----------

     Certain capitalized terms are defined below:

     AGREEMENT: See preamble, which term shall include this Agreement and the Schedules hereto, all as amended and in effect from time to time.

     BANK: See preamble.

     BASE RATE: The higher of (i) the annual rate of interest announced from time to time by the Bank at its head office as the Bank's "base rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

     BASE RATE LOANS: Loans bearing interest calculated by reference to the Base Rate.

     BORROWER: See preamble.

     BUSINESS DAY: Any day on which banks in Boston, Massachusetts, are open for business generally and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

     CAPITALIZED LEASES: Leases under which the Borrower is the Lessee or obligor, the discounted, future rental payment obligations under which are required to be capitalized on the balance sheet of the Borrower in accordance with GAAP.

     CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

     COMMITMENT: The obligation of the Bank to make Loans to the Borrower up to an aggregate outstanding principal amount not to exceed


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                                      -2-

$15,000,000.00, as such amount may be reduced from time to time or terminated hereunder.

     CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

     CONSOLIDATED NET INCOME: The Consolidated Net Income (or net deficit) of the Borrower, after deduction of all expenses, interest, and other proper charges and provisions for taxes determined in accordance with GAAP.

     CONVERSION REQUEST: A notice given by the Borrower to the Bank of the Borrower's election to convert or continue a Loan in accordance with [Section]2.3 hereof.

     COST OF FUNDS: For any Interest Period with respect to a Fixed Rate Loan, the rate of interest quoted by the Bank and determined by it in its sole discretion based upon its "cost of funds" with respect to the purchase of U.S. dollar deposits in an amount equal to the proposed Fixed Rate Loan, for a period equal to that of the Interest Period applicable to such Fixed Rate Loan.

     CURRENT ASSETS: All assets of the Borrower that in accordance with GAAP are properly classified as current assets, with adequate reserves for the Borrower's business operations.

     CURRENT LIABILITIES: All liabilities of the Borrower payable on demand or maturing within one (1) year from the date as of which current liabilities are to be determined, and such other liabilities that in accordance with GAAP are properly classified as current liabilities.

     DEFAULT: An event or act which with the giving of notice and/or the lapse of time, would become an Event of Default.

     DOMESTIC LENDING OFFICE: Initially the office of the Bank designated as such by notice to the Borrower; thereafter, such other office of the Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

     DRAWDOWN DATE: In respect of any Loan, the date on which such Loan is made to the Borrower.

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                                      -3-

     EBIT: The Consolidated Net Income but before payment or provision for any income taxes or interest expense for such period, determined in accordance with GAAP.

     ENVIRONMENTAL LAWS: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

     EUROCURRENCY RESERVE RATE: For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     EVENT OF DEFAULT: Any of the events listed in [Section]8 hereof.

     FEDERAL FUNDS EFFECTIVE RATE: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     FINANCIALS: In respect of any period, the balance sheet of any person or entity as at the end of such period, and the related statement of income and statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

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                                      -4-

     FIXED RATE LOAN: Loans bearing interest calculated by reference to the Bank's Cost of Funds.

     FUNDED DEBT: For any period, the sum of (i) the principal amount of all Loans and accrued, but unpaid, interest thereon and (ii) all other interest bearing Indebtedness outstanding during such period.

     GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (i) generally, as in effect from time to time, and (ii) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year therein reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

     INDEBTEDNESS: In respect of any entity, all obligations, contingent and otherwise, that in accordance with GAAP should be classified as liabilities, including without limitation (i) all debt obligations, (ii) all liabilities secured by Liens, (iii) all guarantees and (iv) all liabilities in respect of bankers' acceptances or letters of credit.

     INTEREST PAYMENT DATE: (i) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (ii) as to any LIBOR Rate Loan in respect of which the Interest Period is 90 days or less, the last day of such Interest Period, and, in addition, the last day of such Interest Period.

     INTEREST PERIOD: With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending (A) with respect to any Base Rate Loan, on the last day of such calendar month, and (B) with respect to any LIBOR Rate Loan, 30, 60 or 90 days thereafter, as selected by the Borrower in a Loan Request, and (C) with respect to any Fixed Rate Loan, any period up to and including six (6) months thereafter, as selected by the Borrower in a Loan Request; and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which

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                                      -5-

     event such Interest Period shall end on the immediately preceding LIBOR Business Day;

          (b) if the Borrower shall fail to give notice as provided in [Section]2.3, as the case may be, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan or Fixed Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

          (c) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (d) any Interest Period relating to any LIBOR Rate Loan or a Fixed Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

     LIBOR BUSINESS DAY: Any day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

     LIBOR LENDING OFFICE: Initially, the office of the Bank designated as such by notice to the Borrower; thereafter, such other office of the Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

     LIBOR RATE: For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Bank at which U.S. dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

     LIBOR RATE LOANS: Loans bearing interest calculated by reference to the LIBOR Rate.

     LIBOR RATE MARGIN: With respect to any LIBOR Rate Loan, six-tenths of one percent (0.6%) per annum.

     Liens: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any entity or person.

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                                      -6-

     LOAN: Any loan made or to be made to the Borrower pursuant to [Section]2 hereof.

     LOAN DOCUMENTS: This Agreement and the Note, in each case as from time to time amended or supplemented.

     LOAN REQUEST: See [Section]2.1.

     MATERIALLY ADVERSE EFFECT: Any materially adverse effect on the financial condition or business operations of the Borrower or material impairment of the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents.

     MATURITY DATE: June 30, 1997 or such earlier date on which all Loans may become due and payable pursuant to the terms hereof.

     MAXIMUM DRAWING AMOUNT: The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     NEGATIVE SPREAD: See [Section]2.5.

     NOTE: See [Section]2.1.

     OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or the Note or other instruments at any time evidencing any thereof.

     REINVESTMENT RATE: See [Section]2.5.

     REQUIREMENT OF LAW: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

     SUBSIDIARY: Any entity a majority of whose Voting Stock or equity interests is, directly or indirectly, owned or controlled by the Borrower.

     TANGIBLE NET WORTH: The excess of (i) all assets of the Borrower determined in accordance with GAAP, over (ii) all liabilities of the

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                                   -7-

Borrower determined in accordance with GAAP, MINUS (iii) the sum of (A) the book value all intangibles determined in accordance with GAAP, including good will and intellectual property, and (B) any write-up in the book value of assets since the most recent audited Financials in existence on the date hereof

     TOTAL DEBT SERVICE: For any period, the aggregate liability of the Borrower for interest on Indebtedness, whether expensed or capitalized including payments consisting of interest in respect of Capitalized Leases, for principal payments in respect of Indebtedness and for commitment fees, financing fees, and other fees and expenses in connection with the borrowing of money or obtaining of credit, determined in accordance with GAAP.

     TOTAL LIABILITIES: All liabilities of the Borrower that in accordance with GAAP are properly classified as liabilities.

     TOTAL OUTSTANDING: At any time of reference thereto, the sum of (i) Loans outstanding at such time, and (ii) the Maximum Drawing Amount at such time.

     TYPE: As to any Loan, its nature as a Fixed Rate Loan, a Base Rate Loan or a LIBOR Rate Loan.

     VOTING STOCK: Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders to vote for the election of directors (or persons performing similar functions) of a corporation, association, trust or other entity, whether or not the right to vote exists by reason of the happening of a contingency.

                        2. REVOLVING CREDIT FACILITY.
                           -------------------------

     2.1 COMMITMENT TO LEND. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums as the Borrower may request, from the date hereof until but not including the Maturity Date, PROVIDED that the sum of the outstanding principal amount of all Loans (after giving effect to all amounts requested) shall not exceed the Commitment.

     2.2 REQUESTS FOR LOANS.

          (a) The Borrower shall give to the Bank written notice in form and substance satisfactory to the Bank (or telephonic notice confirmed in writing in form and substance satisfactory to the

     Bank) of each Loan requested hereunder (a "Loan Request") (i) no later than 10:00 a.m., Boston time, on the proposed Drawdown Date of any Base Rate Loan or any Fixed Rate Loan and (ii) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, (C) the Interest Period for such Loan and (D) whether such Loan shall be a Base Rate Loan, a LIBOR Rate Loan or a Fixed Rate Loan. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Bank on the proposed Drawdown Date. Each request for a LIBOR Rate Loan shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof. Each request for a Fixed Rate Loan shall be in a minimum amount of $500,000 or an integral multiple thereof.


          (b) Notwithstanding the notice requirements set forth in [Section]2.2(a), Loans may be made from time to time in the following manner: the Bank may make Loans to the Borrower by entry of credits (i) if applicable, to the Borrower's controlled disbursement account (the "Disbursement Account") with the Bank to cover checks or other charges which the Borrower has drawn or made against such Disbursement Account or
     (ii) such other account of the Borrower maintained at the Bank's head office as the Borrower may designate. The Borrower hereby requests and authorizes the Bank to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented. The Borrower and the Bank may also agree to effect such other controlled disbursement arrangements as may be mutually satisfactory. The Borrower acknowledges and agrees that the making of such Loans in accordance with this [Section]2.2(b) shall, in each case, be subject in all respects to provisions of this Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in [Section]2.1 and the requirement that the applicable provisions of [Section]7 be satisfied. All actions taken by the Bank pursuant to the provisions of this [Section]2.2(b) shall be conclusive and binding on the Borrower.


          (c) The obligation of the Borrower to repay to the Bank the principal of the Loans and interest accrued thereon shall be evidenced by a promissory note (the "Note") in the maximum aggregate principal amount of $15,000,000.00 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank.

     2.3 CONVERSION OPTIONS.

          2.3.1 CONVERSION TO DIFFERENT LOAN TYPE. The Borrower may elect from time to time to convert any outstanding Loan from one Type to another, PROVIDED that (i) with respect to any such conversion of a LIBOR Rate Loan or a Fixed Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (ii) with respect to any such conversion of a Base Rate Loan or a Fixed Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Bank at least three (3) LIBOR Business Days' prior written notice of such election, and (iii) no Loan may be converted into a LIBOR Rate Loan or a Fixed Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made the Bank shall take such action as is necessary to transfer such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans may be converted as provided herein, PROVIDED that (A) partial conversions of any Loan into a LIBOR Rate Loan shall be in an aggregate principal amount of $100,000 or an integral multiple thereof, and (B) partial conversions of any Loan into a Fixed Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan or a Fixed Rate Loan shall be irrevocable by the Borrower.

          2.3.2 CONTINUATION OF LOAN TYPE. Any Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in [Section]2.3.1; PROVIDED that no LIBOR Rate Loan or Fixed Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Bank active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan or Fixed Rate Loan as such, then such Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.


     2.4 INTEREST. So long as no Event of Default is continuing, (i) each Base Rate Loan shall bear interest for the period commencing with the

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                                      -10-

Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Base Rate, (ii) each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the sum of (A) the LIBOR Rate, PLUS (B) the LIBOR Rate Margin, and (iii) each Fixed Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Cost of Funds quoted by the Bank with respect to such Fixed Rate Loan. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the sum of (i) the Base Rate, and
(ii) three percent (3%) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment). Each payment of interest hereunder shall be due and payable in arrears on the last Business Day of each month and, with respect to any Fixed Rate Loan and any LIBOR Rate Loan, on the last day of the Interest Period with respect thereto.

     2.5 REPAYMENTS AND PREPAYMENTS. The Borrower hereby agrees to pay the
Bank on the Maturity Date the entire unpaid principal of and interest on all Loans. The Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, provided that the full or partial prepayment of the outstanding amount of any LIBOR Rate Loans or any Fixed Rate Loans pursuant to this [Section]2.5 may be made only on the last day of the Interest Period relating thereto (it being understood that no such restriction shall exist with respect to the prepayment of any Base Rate Loan). The Borrower shall give the Bank no later than 10:00 a.m. Boston time, at least three (3) LIBOR Business Days prior written or telephonic notice, of any proposed prepayment pursuant to this [Section]2.5 of any LIBOR Rate Loan; and on the date of such prepayment pursuant to this [Section]2.5 of any Base Rate Loan or any Fixed Rate Loans, in each case specifying the proposed date of such prepayment and the amount to be prepaid. The Borrower shall be entitled to reborrow before the Maturity Date such amounts, PROVIDED that no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions of this Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid. If at any time the total amount of all Loans then outstanding shall exceed the Commitment, the Borrower shall immediately pay the amount of such excess to the Bank for application to the Loans. The

Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $1,000,000, upon written notice to the Bank given by 10:00 a.m. Boston time at least two (2) Business Days prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the Commitment following such reduction or termination. All prepayments of Fixed Rate Loans which are made on any day other than the last day of the Interest Period with respect thereto (whether in whole or in part and whether voluntarily or by acceleration of the maturity thereof by the Bank in accordance with the terms hereof) shall be accompanied by a prepayment premium in an amount determined by the Bank in the following manner:


          (i) FIRST, the Bank shall determine the amount of interest the Bank would have received on each subsequent interest payment date during the Interest Period applicable to the Fixed Rate Loan so prepaid if such principal prepayment were not being made.


          (ii) SECOND, the Bank shall determine the Reinvestment Rate applicable to each originally scheduled interest payment hereunder based on the principal amount of the Fixed Rate Loan that would otherwise be outstanding on each subsequent scheduled interest payment date during the applicable Interest Period if such principal prepayment were not being made. The "Reinvestment Rate" applicable to the amount of any such interest payment shall mean the rate of interest on any readily marketable bond or other obligation of the United States, designated by the Bank in its sole discretion, in an amount equal (as nearly as may be) to the total amount of principal to be prepaid and having a term that most closely matches the period beginning on the date of such prepayment and ending on the date on which such interest payment would otherwise be due if such principal prepayment were not being made. The Reinvestment Rate shall reflect the amortization of any discount from par or accretion of premium above par at which such United States obligation is selling at the time of the Bank's designation.


          (iii) THIRD, the Bank shall determine the excess, if any, of the amount produced by the calculation referred to in paragraph (i) above over the amount produced by the calculation referred to in paragraph (ii) above (the "Negative Spread") as to each payment of interest that would otherwise be due hereunder in respect of the Fixed Rate Loan if such principal prepayment were not being made. The Bank shall then determine the present value of the Negative Spread of each such installment of interest, using as a discount factor the Reinvestment Rate applicable to such interest installment determined pursuant to paragraph (ii) above.


          (iv) FOURTH, the Bank shall determine the sum of the present values of the Negative Spreads for all such installments of interest. The resulting sum shall be the prepayment premium payable by the Borrower with respect to such principal prepayment of the Fixed Rate Loan.


                      3. CHANGES IN CIRCUMSTANCES, ETC.
                         -----------------------------

     3.1 INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (i) any Loan Request or Conversion Request with respect to any LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, unless the Borrower requests a Fixed Rate Loan, in which case the Loan Request shall be deemed amended accordingly, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan or, if requested by the Borrower, a Fixed Rate Loan, and (iii) the obligation of the Bank to make LIBOR Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.


     3.2 ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (i) the commitment of the Bank to make LIBOR Rate Loans or convert Base Rate Loans or Fixed Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (ii) the Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans or, if requested by the Borrower, to a Fixed Rate Loan, on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Bank, upon demand by the Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this [Section]3.2, including any interest or fees payable by the bank to lenders of funds obtained by it in order to make or maintain its LIBOR rate loans hereunder.


     3.3 CHANGE IN CIRCUMSTANCES. If, on or after the date hereof the Bank determines that (i) the adoption of, or any change in, any applicable law, rule, regulation or guideline or the interpretation or administration thereof (whether or not having the force of law), or (ii) compliance by the Bank or its parent holding company with any guideline, request or directive (whether or not having the force of law), (A) shall subject the Bank to any tax, duty or other charge with respect to any LIBOR Rate Loan, any Fixed Rate Loan or any Note, or shall change the basis of taxation of payments to the Bank of the principal of or interest on LIBOR Rate Loans or Fixed Rate Loans or in respect of any other amounts due under this Agreement in respect of LIBOR Rate Loans or Fixed Rate Loans (other than with respect to taxes based upon the Bank's net income), or
(B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Rate Loan any such requirement included in an applicable Eurocurrency Reserve
Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank, or shall impose on the Bank or the London interbank market any other condition affecting LIBOR Rate Loans, Fixed Rate Loans or the Note, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect to any Loan, by an amount reasonably deemed by the Bank to be material, then, upon demand by the Bank, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.


     3.4 CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to [Section]3.3 and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

     3.5 INDEMNITY. The Borrower agrees to indemnify and hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) the Bank may sustain as a consequence of the Borrower's failure to pay the principal amount of any LIBOR Rate Loan or

Fixed Rate Loan as and when due or the payment of any LIBOR Rate Loan or Fixed Rate Loan on a date that is not the last day of the Interest Period applicable thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.


                              4. FEES AND PAYMENTS.
                                 -----------------

     The Borrower shall pay to the Bank, on the first day of each calendar quarter hereafter, and upon the Maturity Date or the date upon which the Commitment is no longer in effect, a commitment fee calculated at a rate per annum which is equal to one-eighth of one percent (0.125%) of the average daily difference by which the Commitment amount exceeds the aggregate sum of the outstanding Loans during the preceding calendar quarter or portion thereof. All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made in U.S. dollars in immediately available funds at the Bank's head office at 100 Federal Street, Boston, Massachusetts 02110, without set-off or counterclaim and without any withholding or deduction whatsoever. The Bank shall be entitled to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fee payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.


                        5. REPRESENTATIONS AND WARRANTIES.
                           ------------------------------

     The Borrower represents and warrants to the Bank on the date hereof, on the date of any Loan Request, and on each Drawdown Date that:

          (a) the Borrower is duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts and is duly qualified and in good standing in the State of New Hampshire and in every other jurisdiction where it is doing business, and the execution, delivery and performance by the Borrower of the Loan Documents (i) are within its corporate authority, (ii) have been duly authorized, (iii) do not conflict with or contravene its Charter Documents;

          (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

          (c) the Borrower has good and marketable title to all its material properties, subject only to Liens permitted hereunder, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known conflict with any rights of others. The Borrower maintains insurance with financially responsible insurers, copies of the policies for which have been previously delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's business and are adequate;


          (d) the Borrower has provided to the Bank its audited Financials as at October 28, 1995 and for the fiscal period then ended, and its unaudited Financials for fiscal period ending April 27, 1996, and such Financials are complete and correct and fairly present the position of the Borrower as at such date and for such period in accordance with GAAP consistently applied. The Borrower has also provided to the Bank its forecast of the operations of the Borrower for the fiscal years ending in October of 1996 and 1997, and such forecasts have been prepared in good faith based upon reasonable assumptions;

          (e) since October 28, 1995, there has been no materially adverse change of any kind in the Borrower which would have a Materially Adverse Effect;


          (f) there are no legal or other proceedings or investigations pending or threatened against the Borrower before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Materially Adverse Effect;


          (g) the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower, including borrowing under this Agreement (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on it or affecting its property;


          (h) the Borrower is not in violation of (i) any Charter Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws; and


          (i) Schedule 5(i) to this Agreement contains a list of each of the Borrower's Subsidiaries.


                             6. CONDITIONS PRECEDENT.
                                --------------------

     In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may require at or prior to the time of executing this Agreement, the obligation of the Bank to make any Loan to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent:


          (a) each of the representations and warranties of the Borrower to the Bank herein, in any of the other Loan Documents or any documents, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or claimed to have been made;


          (b) no Default or Event of Default shall be continuing;


          (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested; and


          (d) no change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make such Loan.


                                  7. COVENANTS.
                                     ---------

     7.1 AFFIRMATIVE COVENANTS. The Borrower agrees that so long as there are any Loans outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will comply with its obligations as set forth throughout this Agreement and to:


          (a) furnish the Bank: (i) as soon as available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower's accountants;
     (ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter its unaudited

     Financials for such quarter, certified by its chief financial officer;
     (iii) together with the quarterly and annual audited Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, the actions taken by the Borrower with respect thereto;


          (b) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year and permit the Bank or its designated representatives to inspect the Borrower's premises during normal business hours, to examine and be advised as to such or other business records upon the request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations;


          (c) (i) maintain its corporate existence, business and assets, (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the United States, (iv) continue to engage in the same lines of business, and (v) comply with all Requirements of Law, including ERISA and Environmental Laws;


          (d) notify the Bank promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) any change of address, (iv) any threatened or pending litigation or similar proceeding affecting the Borrower or any material change in any such litigation or proceeding previously reported and (v) claims against any assets or properties of the Borrower encumbered in favor of the Bank;


          (e) use the proceeds of the Loans solely for working capital purposes, and not for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224;


          (f) deliver to the Bank, as soon as practicable after the date hereof, certificates from each of the Secretaries of State of the States of New Hampshire, New York and California to the effect that the Borrower is qualified to do business and is in good standing in such State; and

          (g) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including without limitation, the delivery at the Borrower's expense of additional security, appraisals, title insurance, surveys, or environmental assessments.


     7.2 NEGATIVE COVENANTS. The Borrower agrees that so long as there are any Loans outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will not:

          (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank, (ii) Indebtedness in respect of the acquisition of property which does not exceed $20,000,000.00 in the aggregate at any given time, (iii) current liabilities of the Borrower not incurred through the borrowing of money or the obtaining of credit except credit on an open account customarily extended, (iv) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; and (v) Indebtedness not included above and listed on SCHEDULE 7.2(a) hereto;

          (b) create or incur any Liens on any of the property or assets of the Borrower except (i) Liens securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits or pledges made in connection with social security obligations; (iv) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (vi) purchase money security interests in or purchase money mortgages on real or personal property securing purchase money Indebtedness permitted by [Section]7.2(a)(ii), covering only the property so acquired; and (vii) other Liens existing on the date hereof and listed on SCHEDULE 7.2(b) hereto;

          (c) make any investments other than investments in (i) marketable obligations of the United States maturing within one (1) year, (ii) certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000
     (iii) repurchases, using the Borrower's own cash, of the Borrower's own capital stock, not to exceed $10,000,000 in amount in any single fiscal quarter investments, or (iv) such other investments as the Bank may from time to time approve in writing;


          (d) make any distributions on or in respect of its capital of any nature whatsoever, if a Default or Event of Default then exists or would result from the making of such a distribution; or


          (e) become party to a merger, consolidation or sale-leaseback transaction, or to effect any disposition of assets other than in the ordinary course, or to purchase, lease or otherwise acquire assets other than in the ordinary course.


     7.3 FINANCIAL COVENANTS. The Borrower agrees that so long as there are any Loans outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will not:


          (a) permit Tangible Net Worth to be less than the sum of (A) $100,000,000 PLUS (B) fifty percent (50%) of Consolidated Net Income for the relevant fiscal period PLUS (C) one hundred percent (100%) of the net proceeds of any sale by the Borrower in the relevant period of any equity securities issued by the Borrower or any warrants or subscription rights for any equity securities issued by the Borrower;

          (b) permit, as at the end of any period of four consecutive fiscal quarters of the Borrower, the ratio of Funded Debt to EBIT to be greater than 2.5 to 1;

          (c) permit the ratio of EBIT to interest expense as at the end of any fiscal quarter to be less than 3.5 to 1.


                       8. EVENTS OF DEFAULT; ACCELERATION.
                          -------------------------------

          If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay when due and payable any principal of the Loans when the same becomes due;


          (b) the Borrower shall fail to pay interest on the Loans, any Reimbursement Obligations not funded by a Loan pursuant to [Section]2.1(c), or any other sum due under any of the Loan Documents within two (2) Business Days after the date on which the same shall have first become due and payable;

          (c) the Borrower shall fail to perform any term, covenant or agreement contained in [Sections]7.1(a), 7.1(d) through (f), 7.2 and 7.3;

          (d) the Borrower shall fail to perform any other term, covenant or agreement contained in the Loan Documents within fifteen (15) days after the Bank has given written notice of such failure to the Borrower;

          (e) any representation or warranty of the Borrower in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (f) the Borrower shall be in default (after any applicable period of grace or cure period) under any agreement or agreements evidencing Indebtedness owing to the Bank or any affiliates of the Bank or any other lender in excess of $500,000.00 in aggregate principal amount, or shall fail to pay such Indebtedness when due, or within any applicable period of grace;

          (g) any of the Loan Documents shall cease to be in full force and effect;

          (h) the Borrower (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

          (i) the Borrower shall be unable to pay its debts as they mature;

          (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower that, together with other outstanding claims and execution actions against the Borrower exceeds $500,000.00 in the aggregate.

          (k) THEN, or at any time thereafter:

               (1) In the case of any Event of Default under clause (h) or (i), the Commitment shall automatically terminate and the Bank shall be relieved of all further obligations to make Loans, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

               (2) In the case of any Event of Default other than (h) and (i), the Bank may, by written notice to the Borrower, terminate the Commitment and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

                                   9. SETOFF.
                                      ------

     Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

                               10. MISCELLANEOUS.
                                   -------------

     The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, affiliates, agents, and controlling persons from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including without limitation, against those in respect of the application of Environmental Laws to the Borrower absent the gross negligence or willful misconduct of the Bank. The Borrower shall pay to the Bank promptly on demand all costs and expenses

(including any taxes and reasonable legal and other professional fees and fees of its commercial finance examiner) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (i) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and (ii) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days' written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. This Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTE ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN. The Borrower, as an inducement to the Bank to enter into this Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Loan Document.

     IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit Agreement as a sealed instrument as of the date first above written.

                                       HADCO CORPORATION



                                       By: /s/ Timothy P Losik
                                          -----------------------------
                                          Name: Timothy P Losik
                                          Title: Chief Financial Officer and
                                                 Treasurer


                                       Address:

                                       12A Manor Parkway
                                       Salem, New Hampshire 03709
                                       Tel:  603-898-8000
                                           ----------------------------
                                       Fax:  603-893-0025
                                           ----------------------------

                                       THE FIRST NATIONAL BANK OF BOSTON


                                       By: /s/ Gregory G. O'Brien
                                          -----------------------------
                                          Name: Gregory G. O'Brien
                                          Title: Managing Director


                                       Address:

                                       100 Federal Street
                                       Boston, Massachusetts 02110
                                       Tel: 617-434-2548
                                       Fax: 617-434-8206

                                SCHEDULE 5(i)
                                -------------

                                SUBSIDIARIES
                                ------------

1. Hadco Foreign Sales Corporation
   100% owned by Hadco Corporation
   Incorporated in the U.S. Virgin Islands

                               SCHEDULE 7.2(a)
                               ---------------

                           OUTSTANDING INDEBTEDNESS
                           ------------------------
                            (as of June 29, 1996)

Creditor, Description                                                 Amount
- ---------------------                                                 ------

1.  New York State Urban Development Corporation:
    --------------------------------------------

    a.   Loan Agreement dated as of April 10, 1991 ($1,100,000) Loan, secured by all machinery, equipment and other personal property purchased with the proceeds, and by an irrevocable letter of credit).
                                                                   $  825,000.57

    b.   Loan Agreement dated as of April 10, 1991 ($150,000) Loan, secured by all machinery, equipment and other personal property located at the Company's Owego, NY facility).
                                                                   $  113,477.62

2.  Chase Equipment Leasing:
    -----------------------

    Capital lease obligations, net of deferred interest of $30,964.83.
    Unsecured: equipment is owed by Lessor. If title is taken by Company, any
    outstanding indebtedness will be secured by the equipment.     $  375,614.09

3.  BTM Capital Corp.:
    -----------------
    (Formerly known as Bank of Tokyo Financial)

    Capital lease obligations, net of deferred interest of $4,599.86.
    Unsecured: equipment is owed by Lessor. If title is taken by Company, any
    outstanding indebtedness will be secured by the equipment.     $   30,443.60

4.  BayBanks Equipment Financing & Leasing:
    --------------------------------------

    Capital lease obligations, net of deferred interest of $130,721.40.
    Unsecured: equipment is owed by Lessor. If title is taken by Company, any
    outstanding indebtedness will be secured by the equipment.     $1,700,243.31

                               SCHEDULE 7.2(b)
                               ---------------

                               PERMITTED LIENS
                               ---------------


1.  New York State Urban Development Corporation:
    --------------------------------------------

    First Security Interest in and to all fixtures located at the "inner layer" of the Company's Owego, NY facility.
    Mortgage on real property located at the Owego, NY facility and known as the "inner layer".

2.  Chase Equipment Leasing:
    -----------------------

    Capital lease obligations to be secured by leased equipment upon transfer of tittle.

3.  BTM Capital Corp.:
    -----------------
    (Formerly known as Bank of Tokyo Financial)

    Capital lease obligations to be secured by leased equipment upon transfer of tittle

4.  BayBanks Equipment Financing & Leasing:
    --------------------------------------

    Capital lease obligations to be secured by leased equipment upon transfer of tittle